September 2012 Pricing Sheet dated September 28, 2012 relating to Preliminary Terms No. 346 dated September 25, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D I N V E S T M E N T S
Opportunities in Commodities

Knock-Out Commodity-Linked Notes due October 3, 2018
Based on the Performance of Gold
PRICING TERMS – SEPTEMBER 28, 2012
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$3,000,000
Pricing date:	September 28, 2012
Original issue date:	October 3, 2012 (3 business days after the pricing date)
Maturity date:	October 3, 2018
Interest:	None
Underlying commodity:	Gold
Payment at maturity:
The payment due at maturity per $1,000 stated principal amount will equal:
•      If an upside knock-out event has not occurred:
$1,000 + supplemental redemption amount, if any
Due to the upside knock-out feature, the effective maximum payment at maturity will be $2,000 per note, which is 200% of the stated principal amount.
In no event will the payment due at maturity be less than $1,000 per note.
•      If an upside knock-out event has occurred:
$1,000 + ($1,000 x knock-out rate)
If an upside knock-out event occurs, you will only receive a fixed return of 18% regardless of the final commodity price.  Your return will be limited to a fixed return of 18% regardless of the substantially greater price performance of gold as of the determination date.

Upside knock-out event:	An upside knock-out event occurs if the final commodity price is greater than the knock-out price
Knock-out price:	$3,552.00, which is 200% of the initial commodity price
Knock-out rate:	18%
Supplemental redemption amount:	(i) $1,000 times (ii) the commodity percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 per note.
Participation rate:	100%
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:	$1,776.00, which is the commodity price on the pricing date
Final commodity price:	The commodity price on the determination date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Determination date:	September 28, 2018, subject to adjustment for non-trading days and certain market disruption events.
CUSIP:	617482P73
ISIN:	US617482P737
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per note	$1,000	$16.25	$983.75
Total	$3,000,000	$48,750	$2,951,250
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent) will collectively receive from the Agent, MS & Co., a fixed sales commission of $16.25 for each note they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 346 dated September 25, 2012
Prospectus Supplement for Commodity-Linked Notes dated August 17, 2012          Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.